SCHEDULE 14A

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                            SCHEDULE 14A INFORMATION
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                              Exchange Act of 1934

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                     SECURED INVESTMENT RESOURCES FUND, L.P.
                (Name of Registrant as Specified in Its Charter)

                           Everest Properties II, LLC
                            Millenium Management, LLC
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VOTE           VOTE          VOTE           VOTE            VOTE           VOTE


                           Everest Properties II, LLC
                            Millenium Management, LLC
                         155 N. Lake Avenue, Suite 1000
                               Pasadena, CA 91101

                                 April 28, 2004


To the Limited Partners of
Secured Investment Resources Fund, L.P. ("SIR1") and
Secured Investment Resources Fund, L.P. II ("SIR2") (the "Partnerships")

     Re:  Electing a New General Partner;
          Over $2,500,000 Improperly Taken From SIR2 by Current General Partners

Dear Limited Partner:

     We are seeking your approval to remove James R. Hoyt and his company as the general partners of your Partnerships, and elect Millenium Management, LLC, a California limited liability company ("Millenium"), as the new general partner.

     We have heard from many limited partners and thank you for the interest you have shown in deciding the future of your Partnerships. Certain questions are being asked by many of you, so we wanted to respond in this letter.

Q: Why have we not received the Partnerships financial reports and SEC filings over the past 5 years?
A: We spent over 6 months and more than $50,000 in legal fees to obtain a court order requiring Mr. Hoyt to turn over the books and records of the Partnerships. Why did he fight so hard against turning over partnership records? We think we know the answer. Mr. Hoyt and his affiliated companies improperly took more than $2,500,000 in cash out of SIR2 as an "advance" of management fees for many future years. That money appears to have come from the excess proceeds from refinancing SIR2's Las Vegas apartment property in 2001, which nobody even knew had occurred because Mr. Hoyt has not been providing any reports. That money should have been distributed to Unit holders who had not seen a distribution for years, rather than taken by Mr. Hoyt. The Partnership Agreement clearly prohibits the general partner from borrowing money from the Partnership. What other fees or monies have been misappropriated from the Partnerships? As the new general partner, we intend to find out and take all reasonable steps to recover that money on behalf of the Partnerships. By itself, this is enough reason to replace the current general partners.

Q: What will Millenium do with the Partnerships if it becomes the new General Partner?
A: At this point, it is impossible for us to tell you exactly what we will do with the Partnerships or their assets. However, we can and do commit to the following:

     o Provide Liquidity: Within six months of taking over, we expect to complete our review of the Partnerships and their properties and make a proposal to the limited partners that will offer limited partners a way out of their Partnership for a fair value. We simply cannot predict exactly what that proposal will be, because there are too many unknowns at this time. For example, the missing $2.5 Million was previously unknown. We will give limited partners a chance to vote to approve or disapprove of whatever proposal we make, whether or not a vote is legally required. For those limited partners who do not want to wait for our proposal, as soon as we have adequate financial information, we will determine a price at which you can sell your units to one of our affiliates that invests in limited partnership units, and offer that possibility.
     o Investigate: We will scrutinize the financial records of the Partnerships to see if any additional improper conduct has occurred, such as the improper use of Partnership funds, during the many years that the Partnerships have not issued financial reports to you.
     o Make SEC Filings: We will work with the Securities and Exchange Commission to try to bring the Partnerships into good standing and comply with SEC reporting requirements.
     o Report To Investors: We will provide you with regular reports on the financial condition and operations of the Partnerships and timely Schedule K-1 tax documents.

Q:   Has Millenium taken over other partnerships? If so, what did you do?
A: Over the past 12 years, Millenium and its affiliates have become substitute general partners in more than 25 private limited partnerships. Variously, we have: liquidated the partnerships by selling properties to unaffiliated third parties, refinanced the property debt and distributed the proceeds to limited partners, obtained limited partner approval of proposals that offered the choice to stay in or get cashed out at a set price; or simply managed the properties better while offering to buy out individual limited partners that wanted to liquidate their investment in the partnership.

Q:   What is in it for Millenium?
A: We want to find out what has happened with the investments that our affiliates have made in the Partnerships, and to take control of that investment away from a general partner who we believe has violated partnership agreements and federal law and done a terrible job. Also, when we propose a transaction to the limited partners, it will probably include some type of compensation to Millenium, perhaps a disposition fee or brokerage commission upon the sale of a property, or some other compensation that would make sense for the transaction being proposed. But you will have a vote on whatever we propose.

     Equally important is what is NOT in this for Millenium. We are NOT GOING TO COLLECT PROPERTY MANAGEMENT FEES. Mr. Hoyt owns a property management company that he uses to manage the Partnerships' properties and collect management fees. It gives Mr. Hoyt, like any general partner who does this, a conflict of interest: if the Partnership is liquidated, those fees disappear. WE DO NOT OWN AN APARTMENT PROPERTY MANAGEMENT COMPANY. We hire independent property managers to manage more than 3,500 apartment units we already control and we will do the same with your Partnerships. We supervise our property managers closely to control costs and increase revenues and profits; and if they are not doing an adequate job, we replace them with another company that will.

Q:   How do we know that Millenium will not be as bad or worse than Mr. Hoyt?
A: We know we will do a much better job of managing the Partnerships and their properties and keeping you informed, but ultimately, the only way you will know if that is true will be to give us the chance to prove it. Millenium has already created benefits for you - at our own cost we have discovered and disclosed to you a $2.5 Million misappropriation by Mr. Hoyt. Do you want Mr. Hoyt to be responsible for deciding if or when the Partnership gets that money back? We will continue to uncover and report the truth about the Partnerships and, as the new general partner, pursue the Partnership's rights against Mr. Hoyt and any other parties.

     We have already invested significant time, money and initiative to communicate with you and try to make a positive change to this disappointing investment, on the speculation that enough limited partners are sick and tired enough of the current general partners' failure to communicate, failure to make distributions, failure to liquidate, or just plain failure to do anything!

Q: Why not just make the current general partners sell the Partnerships' properties and liquidate the Partnerships?
A: We have heard from several limited partners that Mr. Hoyt's representatives said they will liquidate the Partnerships soon. Given his past conduct, can you possibly trust Mr. Hoyt? Do you want a general partner who misappropriated money from at least one of the Partnerships to be in control of the liquidation proceeds if properties are actually sold? How can we possibly believe that he will not do it again? Do you want the properties sold before someone else gets a chance to analyze what has actually happened in these Partnerships during the last five years, while you received no financial reports?

     Limited partnership agreements and limited partnership laws provide for the ability to remove and replace the general partners for a reason; and it is time that you, as a limited partner, exercise that right to salvage what you can of your investment in the Partnerships.

     It  is  unlikely  that  anyone  other  than  Millenium,   much  less  other
professional property investors, will come along and offer to take over the Partnerships and improve their situation.

     Please review the entire Consent Solicitation Statement dated April 5, 2004 we previously sent to you and VOTE TO PROTECT WHATEVER VALUE IS LEFT IN YOUR PARTNERSHIP - VOTE TO REPLACE THE CURRENT GENERAL PARTNERS WITH MILLENIUM. YOUR VOTE IS IMPORTANT. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS.

     To be sure your vote is represented, please sign, date and return the enclosed Consent of Limited Partner form as promptly as possible in the enclosed, prepaid envelope. If you have previously voted and do not wish to change your vote, there is no need to return an additional Consent. If you wish to change your vote, a subsequently signed and dated Consent will supersede any previously dated Consent from you.

     We are extending the Expiration Date for the solicitation. This solicitation of Consents will expire at 11:59 p.m. Pacific Time on the earlier to occur of the following dates (the "Expiration Date"): (i) May 26, 2004 or such later date to which Millenium determines to extend the solicitation, and
(ii) the date the Required Consents are received (as described in the Consent Solicitation Statement).

     If you have any questions, please do not hesitate to contact us toll free at (800) 611-4613, or at (626) 585-5920.

                                     Millenium Management, LLC


                                     /S/ W. Robert Kohorst
                                     ----------------------
                                     W. Robert Kohorst
                                     President